Exhibit 2.5

SPECIAL AND ORDINARY RESOLUTIONS OF SAPPI LIMITED APPROVED ON APRIL 29, 2010.

Special Resolution Number 1: The creation of “A” Ordinary Shares

Resolved that, subject to the fulfilment of the conditions stipulated in the Circular to Ordinary Shareholders dated April 29, 2010, the existing authorised share capital of the Company, being R725,000,000 (seven hundred and twenty five million Rand) divided into 725,000,000 (seven hundred and twenty five million) ordinary shares with a par value of R1.00 (one Rand) each, be and is increased to R744,961,476 (seven hundred and forty four million nine hundred and sixty one thousand four hundred and seventy six Rand) by the creation of 19,961,476 ( nineteen million nine hundred and sixty one thousand four hundred and seventy six) “A” Ordinary Shares of R1.00 (one Rand) each, having the rights and privileges set out in the Company’s Articles, amended pursuant to special resolution no 2.

Special Resolution Number 3: Authority for specific repurchase

Resolved that, subject to the fulfilment of the conditions stipulated in the Circular to Ordinary Shareholders dated April 29, 2010, the Company be and is hereby authorised by way of a specific authority in accordance with Section 85 of the Companies Act, 1973, as amended, and any subsidiary of the Company from time to time be and is hereby authorised in terms of Section 89 of the Companies Act, 1973, as amended, and in terms of the Listings Requirements of the JSE Limited, to acquire such number of “A” Ordinary Shares in the issued share capital of the Company as the Company may be entitled to acquire in terms of Article No 38 of the articles of association of the Company referred to in special resolution number 2 as and when the Company exercises its rights in terms of Article No 38.2.3, for a consideration of R1 per “A” Ordinary Share.

Directors’ Undertaking

The Directors undertake that, to the extent it is still required by the JSE Listings Requirements and the Companies Act, they will not implement any such repurchase as contemplated in special resolution number 3 while this specific authority is valid, unless:

•                               the shareholder spread requirements set out in 3.37 and 3.41 of the Listings Requirements are met;

•                               the Company and all its subsidiaries, in the case of a prohibited period, announces the full details of the repurchase (including the dates and quantities of the securities to be traded) prior to the commencement of the prohibited period;

•                               it complies with the Companies Act, the Listings Requirements and the Articles of the Company and all its subsidiaries;

•                               the Company and all its subsidiaries will be able, in the ordinary course of business, to pay its debts for a period of 12 months after the date of such repurchase;

•                               the assets of the Company and all its subsidiaries will exceed the liabilities of the Company and all its subsidiaries for a period of 12 months after the date of such repurchase. For this purpose, the assets and liabilities will be recognised and measured in accordance with the accounting policies used in the Company’s latest audited annual financial statements;

•                               the Company and all its subsidiaries will have adequate share capital and reserves for ordinary business purposes for a period of 12 months after the date of such repurchase;

•                               the working capital of the Company and all its subsidiaries will be adequate for ordinary business purposes for a period of 12 months after the date of such repurchase; and

•                               the Company’s sponsor has confirmed, in writing to the JSE, the adequacy of the Company’s working capital for the purposes of undertaking such repurchase.”

Special Resolution Number 4: Authority for Financial Assistance

Resolved that, subject to the fulfilment of the conditions stipulated in the Circular to Ordinary Shareholders dated April 29, 2010, the Company be and is hereby authorised to provide such financial assistance, whether by way of grant, contribution or loan, to the Sappi Foundation Trust, as may be necessary to enable the Sappi Foundation Trust to subscribe for 2,429,312 (two million four hundred and twenty nine thousand three hundred and twelve) “A” ordinary shares in the share capital of the Company and to provide such additional funding to the Sappi Foundation Trust as may be necessary to enable the Sappi Foundation Trust to discharge any cost or expenses incurred cannot be met out of the resources of the Sappi Foundation Trust.

Ordinary Resolution Number 1: Specific issue of shares for cash

Resolved that, subject to the fulfilment of the conditions stipulated in the Circular to Ordinary Shareholders dated April 29, 2010, 4,328,359 Ordinary Shares and 19,961,476 “A” Ordinary Shares in the authorised but unissued share capital of the Company be and are placed under the control of the Directors as a specific authority in terms of section 221 of the Companies Act, 1973, as amended and subject to the Listings Requirements of the JSE Limited (“JSE”):

1.                            to allot and issue for cash 13,889,195 “A” Ordinary Shares at a subscription price of R1 each to the ESOP;

2.                            to allot and issue for cash 3,642,969 “A” Ordinary Shares at a subscription price of R1 each to the MSOP;

3.                            to allot and issue for cash 2,429,312 “A” Ordinary Shares at a subscription price of R1 each to the Sappi Foundation;

4.                            to allot and issue for cash 3,047,762 Ordinary Shares at a subscription price of R33.50, being the 30 day volume weighted average traded price of an Ordinary Share on the JSE, calculated as at Friday February 5, 2010 to the Lereko consortium being:

•                  432,842 Ordinary shares to the Malibongwe Women Development Trust (master number IT10665/05),

•                  643,227 Ordinary shares to AMB Capital Limited (“AMB”) (registration number 1996/016470/06),

•                  1,971,693 Ordinary shares to Lereko Investments (Proprietary) Limited (registration number 2004/13452/07); and

5.                            to allot and issue for cash 1,280,597 Ordinary Shares at a subscription price of R33.50, being the 30 day volume weighted average traded price of an Ordinary Share on the JSE, calculated as at Friday February 5, 2010 to the ESOP.

In terms of the Listings Requirements, the passing of this ordinary resolution requires a 75% majority of the votes cast by Ordinary Shareholders present in person or by proxy or represented at the General Meeting, excluding any parties and their associates participating in the Specific Issue of shares for cash, to be cast in favour.